EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective the 28th day of June, 2007 and us made by and between International Mergers and Acquisitions Corp., a Florida corporation with its principal place of business located at 1835 Seneca Blvd., Winter Springs, FL, 32708 (hereinafter called the "Employer" or the "Company") and Robert Palumbo residing at 1835 Seneca Blvd., Winter Springs, F1. 32708  thereinafter called the "Employee")

WHEREAS, Employer desires to engage the services of Employee upon the terms set forth herein; and

WHEREAS, Employee desires to be employed by Employer and to appropriately -memorialize the terms and conditions of such employment.

NOW THEREFORE, in consideration of the mutual promises, covenants and conditions herein and other good and valuable consideration, the receipt and adequacy of which is acknowledged by all parties hereto, the parties agree as Follows:

1.           BASIC EMPLOYMENT PROVISIONS.

(a)           Employment Term. Employer hereby agrees to employ Employee (hereinafter referred to as the "Employment") as the CEO of the Company as directed by and in the sole discretion of the Company's then current Board of Directors ("Board") or members of die Company's junior or senior executive management (the "Executive Management") (the "Position") and Employee agrees to be employed by the Employer in such Position until the Employmentis terminated by the Employer or until Employee voluntarily terminates the
Employment (the "Employment Period").

(b.)           Duties. Employee in the Position will be subject to the direction and supervision of the Company's Board of Directors (the "Board") and will provide certain managerial services which are assigned to him during his Employment Period by the Board consistent with the Position, provided that the Board will not assign any greater duties or responsibilities to the Employee than are necessary for the Employees faithful and adequate performance of the duties and responsibilities assigned. The parties expressly acknowledge that Employee will devote a sufficient amount of Employee's business time and attention. On a part time basis not to exceed 40 hours per month, to the transaction of the Company's business as is reasonably necessary to discharge Employee's responsibilities hereunder. Employee agrees to perform faithfully the duties assigned to the best of Employee's ability. The services to be provided by Employee shall include, but not be limited to: The management of any of the Company day to day operations.

2.           COMPENSATION.

(a)           Consideration for Employment. During the Employment Period, the Company will compensate Employee for his services as follows:

1.	Base salary of $4,(}00 per month to be paid when the Company raises at least $500000 in a private placement, the monthly salary shall accrue until such time when the Company raises such amount.

2.
Upon execution of this Agreement the Member shall receive 450,000 shares at the price of &WM per share which shall vest over two years ill the following manner; 18,750 shares per month. If Member terminates this Agreement or is terminated as set forth below, an' shares that have riot vested in accordance with the above shall be forfeited and the Company shall return any payment for the non-vested shares.

3.           TERMINATION.

The Employment by the Employer of Employee shall be at will. No notice need be given to Employee to terminate the Employment, nor shall any severance or compensation be paid or given by the Company to Employee for termination of the Employment whether for cause or without cause.

Voluntary termination by Employee of the Employment shall be preceded by sixty (60) days advance Written notice to the Board of Directors. All compensation due Employee within the sixty (60) period following notice of voluntary termination shall be paid under the same terms and conditions set forth in paragraph 2 above, or so long as Employee shall work in compliance with paragraph 1 above, whichever is shorter. No severance or compensation shall be paid or given by the Company to Employee after that time.

4.           EXPENSE REIMBURSEMENT.

Upon submission of properly documented expense account reports, the Company will reimburse Employee for all reasonable and approved business, travel and entertainment expenses incurred by Employee in the course of his Employment with the Company,

5.           ASSIGNMENT.

This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto, except that this Agreement and all of the provisions hereof may be assigned by the Company to any successor to all or substantially all of its assets (by merger or otherwise) or upon the sale of shares of the Company's securities such that the buyer of such securities owns a majority of the then current issued and outstanding securities at closing and may otherwise be assigned upon the prior written consent of Employee.

6.           CONFIDENTIAL INFORMATION.

(a)  Non-Disclosure. During the Employment Period or at any time thereafter, irrespective of the time, manner or cause of the termination of this Agreement. Employee will not directly or indirectly reveal, divulge, disclose or communicate to any person or entity, other than authorized officers, directors and employees of the Company, in any mariner whatsoever, any Confidential Information (as hereinafter defined) of the Company without the prior written consent of the Board.

(b)  Definition. As used herein. "Confidential Information" means information disclosed to or known by Employee as a direct or indirect consequence of or through the Employment about the Company or its respective businesses, products and practices, which information is not generally known in the business in which the Company is or may be engaged. However, Confidential Information will not include under any circumstances any information with respect to the foregoing matters which is (i) available to the public from a source other than Employee, (ii) released in writing by the Company to the public or to persons who are not under a similar obligation of confidentiality to the Company and who are not parties to this Agreement, (iii) obtained by Employee from a third party not under a similar obligation of confidentiality to the Company, (iv) required to be disclosed by any court process or any government or agency or department of any government, or (v) the subject of a written waiver executed by the Company for the benefit of Employee.

(c)           Return of Property. Upon termination of the Employment, Employee will immediately surrender to the Company all Confidential information, including without limitation, all lists, charts, files, disks, tapes, programs, program and system manuals and documentation, schedules, reports, financial statements, hooks and records and any and all shares or the Company's common or preferred stock of the Company owned or in Employees possession or control, and all copies thereof, and all other property belonging to the Company will be accorded reasonable access to such Confidential Information subsequent to the Employment Period for any proper purpose as determined in the reasonable judgment of the Company_

7.           AGREEMENT NOT TO COMPETE.

(a)	Employee agrees:

1.
To give the Board two (2) months written advance notice of voluntary termination of Employment with the Company, Such notice will include Employee's future employment or self-employment intentions, identification of the prospective employer and the general nature of the prospective employment or self-employment, if known. The Company will continue to compensate Employee in accordance with paragraph 3 above.

2.
To participate in an exit interview conducted by a member of the personnel department of the Company and/or by a representative of the Company, at the time of or prior to the termination of Employment with the Company.

3.
That for one (1) year following the termination of the Employment, Employee will promptly notify the Company of any change in the identification of Employee's employer or the nature of such employment or of self-employment.

4.
Subject to the conditions hereinafter stated, Employee will not, within one (1) year after ceasing to provide services to the Company, engage or enter into employment by, or into self-employment or gainful occupation as, a Competing Business (as hereinafter defined) or act directly or indirectly as a manager or shareholder for a Competing Business within the state of any of the Company's existing locations (at the time of termination)_ As used herein, "Competing Business" means a business that is engaged in the manufacture, sale or other disposition of a product or service or has under development a product or service that is in direct competition with a product or service, whether existing or under development, of the Company. A Competing Business shall specifically not include acting as a general real estate (rental or sales) agent after a period of ninety (90) days has elapsed since termination of Employee's employment for Employer. Employee acknowledges that the Company does not have an adequate remedy at Law in the event Employee violates this provision and, therefore, Employee agrees that, in such an event, the Company will be entitled to seek equitable relief, including but not limited to, injunctive relief without bond and to withhold all payments due to Employee hereunder pending a judicial determination of whether Employee has violated this Agreement

(b)	the Company further agrees:

1.
That within fifteen (15) business days after receiving written identification of the prospective employer verified in writing by the Company, the nature of the employment or self-employment pursuant to paragraph 7(a)(I) above, or any change therein pursuant to Paragraph 7(a)(3) above, the Company will advise Employee as to whether such employment constitutes a Competing Business as defined in Paragraph 7(0(0) above.

2.
The provisions of 7(a)(2) 7(a)(4) and 7(b) will apply whether the termination is voluntary or involuntary and for whatever reason. In addition, 7(a)(1) will apply in the case of a voluntary termination by Employee.

8.           WAIVER OF AGREEMENT NOT TO COMPETE

The Company, based on the facts revealed to it by the Employee regarding the new employment or employment and in its sole discretion upon written notification to Employee, may Hi any time waive or elect not to enforce the provisions of Paragraph 7(a)(4), however such waiver must be in writing signed by a majority of the Board,

9.           AGREEMENT NOT TO SOLICIT OR HIRE PAST OR PRESENT EMPLOYEES.

Employee agrees that, for a period of two (2) years following the termination of the Employment Period, Employee will not, on behalf of any business, engage in a business competitive with the Company, solicit or induce, or in any manner attempt to solicit or induce, either directly or indirectly any person employed by, or any agent of the Company, to terminate such employment or agency, as the ease may be, with the Company. Employee further agrees that, for a period of (2) years following termination of the Employment Period, Employee will not, on behalf of any business or himself, hire any past or present employee or agent of the Company. In the event of violation hereof, and without limiting the Company's ability to seek any other remedy against Employee at law or in equity, the Company may terminate any payments due to Employee hereunder. Additionally, Employee acknowledges that the Company does not have an adequate remedy at law in the event Employee violates this provision and, therefore, Employee agrees that, in such an event, the Company will be entitled to seek equitable relief, including but not limited to, injunctive relief without the requirement of a bond.

10.           ARBITRATION

In the event of any substantive dispute arising under this Agreement, the parties agree to refer the dispute to binding arbitration under the rules and procedures specified by the American Arbitration Association and agree that the venue of all arbitration proceedings shall be in Palm Beach County, Florida. The parties agree that a judgment 0.1 1 [he award rendered by the arbitrators may be entered in any court having jurisdiction over the party against who recovery is sought.

11.           NO VIOLATION.

Employee hereby represents and warrants to the Company that the execution, delivery and performance of this Agreement or the passage of time, or both, will not conflict with, result in a default, right to accelerate or loss of rights under any provision of any agreement or understanding to which the Employee or, to the best knowledge of Employee. any of Employee's affiliates are a party or by which Employee, or to the best knowledge of Employee, Employee's affiliates may be bound or affected. Further, Employee agrees to indemnify and hold harmless Employer, its officers, directors, shareholders, representatives, successors, subsidiaries, parent companies, agents and assigns from any and all claims, demands, verdicts, judgments, damages, actions, causes of action or suits of any kind or nature whatsoever resulting from any agreement or understanding to which the Employee or any of Employee's affiliates are a party or by which Employee or Employee's affiliates may be bound or affected.

12.           CAPTIONS

The captions, headings and arrangements used in this Agreement arc for convenience only and do not in any way affect, limit or amplify the provisions hereof.

13.           NOTICES

All notices required or permitted to be given hereunder will be in writing and will be deemed delivered, whether or not actually received, two (2) days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party to whom notice is being given at the specified address or at such other address as such party may designate by notice:

The Company:	International Mergers and Acquisitions Corp.
1835 Seneca Blvd.
Winter Springs, FL 32708

Employee:	Robert Palumbo
1835 Seneca Blvd,
Winter Springs, n...32708

14.           INVALID PROVISIONS.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions will be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision lad never comprised a part of this Agreement; the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance of this Agreement. In lieu of each such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

15.           ENTIRE AGREEMENT; AMENDMENTS.

This Agreement contains the entire agreement of the parties hereto with respect to the subject maim- Hereof and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. This Agreement may be amended, in whole or in part only, by an instrument in writing setting forth the particulars of such amendment and duly executed by an officer of the Company expressly authorized by the Board to do so and by Employee.

16.           WAIVER

No delay or omission by any party hereto to exercise any right or power hereunder will impair such right or power to be construed as a waiver thereof. A waiver by any of the parties hereto of joy of the covenants to be performed by any other party or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.   Except as otherwise expressly set forth herein, all remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to any party at law, in equity or otherwise.

17.           COUNTERPARTS.

This Agreement may be executed in multiple counterparts, each of which will constitute an original, and all of which together will constitute one and the same agreement.

18.           GOVERNING LAW.

This Agreement will be construed and enforced according to the Laws of the State of Florida.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement effective as of the date first above written,

INTERNATIONAL MERGERS AND ACQUISITIONS CORP.

By:           /s/  Robert Palumbo
ROBERT PALUMBO

By:      /s/  Not legible
        Witness